Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Supply Agreement

Supply Agreement Summary

CUSTOMER INFORMATION
Name:	Biological E. Limited (“Customer”)
Mailing Address:	18/1&3, Azamabad Hyderabad-500020, Telangana India
Designated Contact:	Raju PV Sr. Vice President, SCM Raju.PV@biologicale.com +91 7702591888

SUPPLIER INFORMATION
Name:	Dynavax Technologies Corporation (“Dynavax”)
Mailing Address:	2100 Powell Street, Suite 900, Emeryville, CA 94608, USA
Designated Contact:	David Novack dnovack@dynavax.com +1-617-640-7427

AGREEMENT INFORMATION
Parties:	Customer and Dynavax (each a “Party” and collectively the “Parties”)
Effective Date:	Date on which the Supply Agreement is signed by second Party.
Expiration Date:	31 December 2022, subject to extension by mutual written agreement of the Parties in accordance with Section 14.1 of Annex B hereto.
Currency for all prices, payments and charges:	USD (United States Dollars)
The supply agreement (the “Supply Agreement”) between Customer and Dynavax consists exclusively of and incorporates by reference:	- This Supply Agreement Summary - Annex A: Scope and Pricing Schedule - Annex B: General Terms and Conditions for the Supply of Dynavax Adjuvant

Signed for and on behalf of Dynavax Technologies Corporation by: Signature: /s/ David Novack Name: David Novack Title: President and COO Date: Jul-01-2021	Signed for and on behalf of Biological E. Limited by: Signature: /s/ Mahima Datla Name: Mahima Datla Title: Managing Director Date: Jul-01-2021

Annex A:  Scope and Pricing Schedule

Dynavax Adjuvant Name:	Dynavax CpG 1018
Form of Supply:

Liquid bulk formulation of Dynavax CpG 1018 in [***], at a concentration of [***] mg/ml, provided that, for each full batch of Dynavax CpG 1018 manufactured, the [***].

Must be ordered in whole numbers of containers.

Dose:	Dose means [***], including overage.
Adjuvant Price per Dose:

LMIC Price.  For Dynavax Adjuvant in Customer Product(s) sold in countries supported by the Advance Market Commitment of the COVAX Facility as listed at the following website: https://www.gavi.org/news/media-room/92-low-middle-income-economies-eligible-access-covid-19-vaccines-gavi-covax-amc (“LMICs”); but excluding Dynavax Adjuvant in Customer Product(s) sold in private markets within LMICs:

•    USD [***] per Dose [***]; and

•    USD [***] per Dose [***];

in each case, the “LMIC Price” for the applicable Dose.

UMIC Price.  For Dynavax Adjuvant in Customer Product(s) sold in countries listed at the following website (and as updated from time to time)as “upper middle income” countries: https://data.worldbank.org/income-level/upper-middle-income (“UMICs”) or in private markets within LMICs; but excluding Dynavax Adjuvant in Customer Product(s) sold in private markets within UMICs:

•    USD [***] per Dose [***]; and

•    USD [***] per Dose [***];

in each case, the “UMIC Price” for the applicable Dose.

HIC Price.  For Dynavax Adjuvant in Customer Product(s) sold in countries that are neither LMICs nor UMICs (“HICs”) or in private markets within UMICs:

•    USD [***] per Dose [***]; and

•    USD [***] per Dose [***];

in each case, the “HIC Price” for the applicable Dose.

Dynavax shall [***] quantity of Dynavax Adjuvant [***] in each of the categories listed above. In the event Dynavax [***] the Dynavax Adjuvant [***] quantity of Dynavax Adjuvant [***], then Dynavax shall [***]. For clarity, the foregoing [***] in case Dynavax [***], and shall [***] quantity of Dynavax Adjuvant [***].

For avoidance of doubt, if any country categorized as an LMIC also qualifies as a UMIC as defined above, then, the LMIC Price shall apply for the Price per Dose in such an event.

Royalty.  As per Section 6.4 of Annex B of the Supply Agreement, a royalty of [***]% will be payable to Dynavax on any Net Sale of Customer Product(s) under a Bilateral Agreement exceeding a Net Sale Per Unit of $[***].  For clarity, no royalty will be payable with respect to Customer Product(s) sold under any COVAX Supply Agreement or GAVI Customer Agreement.

-1

Order #	Quarter (manufacturing)	Order Quantity Doses (kg)	Order Due Date	Delivery Date
1	[***]	[***]	[***]	[***] 2021 [***]
2	[***]	[***]	[***]	[***] 2022
3	[***]	[***]	[***]	[***] 2022
4	[***]	[***]	[***]	[***] 2022
5	[***]	[***]	[***]	[***] 2022
*

The Parties acknowledge that [***].  Should any additional quantity of Dynavax Adjuvant become available for delivery in Q1 2022, Dynavax shall offer such additional Dynavax Adjuvant, up to a maximum of an additional [***] Doses [***] of Dynavax Adjuvant (the “Additional Q1 2022 Dynavax Adjuvant”), to Customer by written notice, stating the available quantity of Additional Q1 2022 Dynavax Adjuvant, and Customer shall have [***] Business Days from delivery of such notice (the “First Offer Period”) in which to submit an Order for such Additional Q1 2022 Dynavax Adjuvant (or a portion thereof) as described in Section 2.1 of Annex B of the Supply Agreement.

Notwithstanding the table above, the timing for ordering and manufacturing and the timing for delivery for Q3 and Q4 of 2021 may be delayed, and the quantities for Q3 and Q4 of 2021 may be modified, by CEPI in its sole discretion.

Rows 1 and 2 of the table above constitute a binding commitment on the part of Customer to order the applicable quantities set forth in the table above, except to the extent that any such quantities are modified by CEPI.

-2

Annex B: General Terms and Conditions for the Supply of Dynavax Adjuvant

1.	Interpretation

The following definitions and rules of interpretation apply in these Conditions.

1.1	Definitions.

“Additional Q1 2022 Dynavax Adjuvant” has the meaning given in Annex A of the Supply Agreement.

“Adjusted Net Sales Per Unit” means, in any accounting period, the amount (if any) by which Net Sales Per Unit exceeds the Unit Threshold Price.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.), as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, the UK Bribery Act 2010, as amended, and any subordinate legislation made under that Act from time to time together with any guidance and/or codes of practice issued by the relevant government department concerning the legislation, and any other applicable laws of similar effect, and the related regulations and published interpretations thereunder.

“Applicable Laws” means all national and supranational laws and regulations and other mandatory professional regulations applicable to a Party or a Party’s activities or obligations described under or pursuant to the Supply Agreement, including but not limited to, Anti-Corruption Laws, Data Protection Legislation and cGMP.

“Authorized Third Party” has the meaning given in Section 10.5.

“Bilateral Agreement” means any agreement entered into between Customer and a third party, outside any COVAX Supply Agreement or GAVI Customer Agreement, for the supply of the Customer Product(s).

“Binding Quantities” has the meaning given in Section 3.1.

“Bioequivalent Adjuvant” means a CpG oligodeoxynucleotide with the same sequence as Dynavax Adjuvant that is not manufactured by or on behalf of Dynavax.

“Biosimilar Version” means, with respect to any Customer Product that is being sold in a country or regulatory jurisdiction (the “Reference Product”), any biopharmaceutical product sold by a third party (other than a third party acting on behalf of or in concert with Customer, any of its affiliates, any Licensee, or any sublicensee or assignee of any of the foregoing) in such country or jurisdiction, that through reference to the Regulatory Approval of the Reference Product, is eligible for and has achieved regulatory approval in such country or jurisdiction pursuant to an abbreviated follow-on biological approval pathway established by the Regulatory Authority in such country or jurisdiction pursuant to the Applicable Laws, or otherwise is approved for marketing and sale in such country or jurisdiction by an abridged procedure in reliance, in whole or in part, on the prior Regulatory Approval of the Reference Product or on the safety and efficacy data included in the prior Regulatory Approval (in such country or jurisdiction) of the Reference Product, including any such biopharmaceutical product that (i) with respect to such biopharmaceutical product in the United States, has been approved as a biosimilar or interchangeable product by the FDA pursuant to 42 U.S.C. § 262 of the Public Health Service Act, or (ii) with respect to such biopharmaceutical product in any country or regulatory jurisdiction, has otherwise obtained Regulatory Approval from a Regulatory Authority pursuant to similar statutory or regulatory requirement as that described in the foregoing clause (i) in such other country or jurisdiction.

“Business Day” means a day other than a Saturday, Sunday or public holiday in the United States of America and/or India.

“CMO Quality Agreement” means the quality agreement between Dynavax and the Dynavax CMO setting out the responsibilities of Dynavax and the Dynavax CMO in relation to quality of the Dynavax Adjuvant supplied under this Supply Agreement.

“CEPI” means the Coalition for Epidemic Preparedness and Innovations.

“CEPI Agreement” has the meaning given in Section 3.4.

“CEPI Reserved Material” has the meaning given in Section 3.4.

“COA” means the Certificate of Analysis issued by Dynavax for the Dynavax Adjuvant in each delivery for the Customer, summarizing the batch number, manufacturing date, expiry date or retest date, analytical parameters & testing results on samples of the Dynavax Adjuvant in that delivery together with the evaluation of compliance to the Specifications.

“COC” means the certificate of compliance issued by Dynavax to Recipient with each shipment of Dynavax Adjuvant that states (i) the batch number, manufacturing date, and (ii) that the Dynavax Adjuvant supplied to Customer thereunder were manufactured in accordance with all Applicable Laws.

“Collaboration Agreements” means (a) the Clinical Collaboration Agreement between Dynavax and Customer dated October 16, 2020, as amended (the “Clinical Collaboration Agreement”), and (b) the Collaboration Agreement between Dynavax and Customer dated June 29, 2020, as amended (the “Collaboration Agreement”).

“Conditions” means the terms and conditions of this Annex B, as amended from time to time in accordance with Section 17.9 hereof.

“Confidential Information” confidential or proprietary information disclosed by or on behalf of a Party or any of its affiliates (the “Disclosing Party”) to the other Party or any of its affiliates (the “Receiving Party”) under the Supply Agreement or the NDA (including under any Collaboration Agreement), either directly or indirectly, in writing, orally, electronically or through other means, and whether or not designated as “confidential” at the time of disclosure, including without limitation, information relating to compounds, biological sequences, inventions (including patent applications covering such inventions), trade secrets, specifications, formulations, designs, data, know-how, results, regulatory affairs, clinical trials and protocols, customers, suppliers, collaborators, funders, employees, consultants, partners, clients or sales and marketing information, development work, project timetables, manufacturing processes, analytical processes, and other confidential or proprietary information, processes, services and business of the Disclosing Party including new know-how and information developed by the Disclosing Party under the Supply Agreement, data, information, and any improvements, modifications, derivations, or compilations thereto, provided however, that Confidential Information shall not include any information which:

(a)

Was known by or in the possession of the Receiving Party prior to its date of disclosure to the Receiving Party by or on behalf of the Disclosing Party, as demonstrated by the written records of the Receiving Party;

(b)

Either before or after the date of the disclosure to the Receiving Party by or on behalf of the Disclosing Party, is lawfully disclosed to the Receiving Party by sources other than the Disclosing Party;

(c)

Either before or after the date of the disclosure to the Receiving Party by or on behalf of the Disclosing Party, was or becomes publicly known through no fault or omission on the part of the Receiving Party; or

(d)	Is or was independently developed by or for the Receiving Party without use of the Confidential Information as evidenced by the written records of the Receiving Party.

Without limiting the generality of the foregoing definition, Confidential Information of Dynavax includes Dynavax Manufacturing Information.

“COVAX” means the global organization COVAX, one of three pillars of the Access to COVID-19 Tools (ACT) Accelerator which is coordinated by GAVI, CEPI and the World Health Organization (WHO) to act as a platform to support the research, development and manufacturing of a wide range of COVID-19 vaccine candidates, and to negotiate their pricing.

“COVAX Supply Agreement” means any agreement entered into between Customer and COVAX for the supply of Customer Product(s).

“Current Good Manufacturing Practice” or “cGMP” means the minimum standard that a medicines manufacturer must meet in their production processes in accordance with (i) 21 C.F.R. Parts 210 and 211, (ii) Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use, (iii) Volume 4 of the Rules Governing Medicinal Products in the European Union, EU Guidelines for Good Manufacturing Process for Medicinal Products for Human and Veterinary Use, Chapter 7 (Outsourced Activities) and (iv) all relevant regulations or guidance for WHO Prequalification, in each case (i) – (iv) above as amended, supplemented or superseded from time to time.

“Customer” has the meaning set forth in the Supply Agreement Summary.

“Customer Product” means a product containing or comprising a combination of Customer Vaccine and Dynavax Adjuvant supplied by Dynavax hereunder (whether such Dynavax Adjuvant is formulated with the Customer Vaccine in the same vial or separately from the Customer Vaccine in an accompanying vial).

“Customer Vaccine” means: (a) the antigen(s) comprising of a protein sub-unit derived from SARS-CoV-2 virus spike protein (wild-type and variants), adjuvanted with alum, that is being developed, manufactured or commercialized by or on behalf of Customer or its affiliates or their Licensees as a COVID‑19 vaccine as of the Effective Date; or (b) any other antigen (with respect to the wild type or any variant of SARS-COV-2) that is developed, manufactured or commercialized by or on behalf of Customer or its affiliates or their Licensees as a COVID‑19 vaccine, with or without alum, that is identified by Customer to Dynavax in writing pursuant to Section 3.2. For clarity, Customer Vaccine does not include Dynavax Adjuvant.

“Data Protection Legislation” means all applicable data protection and privacy legislation in force from time to time, including Regulation (EU) 2016/679 (the General Data Protection Regulation) and any other applicable legislation relating to personal data and all other legislation and regulatory requirements in force from time to time which apply to a Party relating to the use of personal data (including, without limitation, the privacy of electronic communications) pursuant to the Supply Agreement; and the guidance and codes of practice issued by the relevant data protection or supervisory authority and applicable to such Party.

“Defect” or “Defective Product” means any failure of the Dynavax Adjuvant supplied hereunder (i) to conform to the Specifications, or (ii) to have been manufactured in accordance with cGMP.

“Delivery Location” has the meaning given in Section 4.2.

“Dose” has the meaning described in Annex A of the Supply Agreement.

“Dynavax” means Dynavax Technologies Corporation.

“Dynavax Adjuvant” means Dynavax’s proprietary CpG 1018 adjuvant (as further described in Annex A), manufactured by or on behalf of Dynavax.

“Dynavax CMO” means Nitto Denko Avecia, Inc. and/or any other third party contract manufacturer engaged by Dynavax to manufacture Dynavax Adjuvant on behalf of Dynavax.

“Dynavax Manufacturing Information” means information or documentation in the possession or under the control of Dynavax relating to the development or manufacture of the Dynavax Adjuvant, that, in each case: (a) is contained in any Dynavax Regulatory Filing that Dynavax authorizes Customer or any Regulatory Authority to reference or use in connection with Customer or any of its affiliates, Licensees or Authorized Third Party, applying for, obtaining or maintaining Regulatory Approval for any Customer Product; or (b) is submitted by or on behalf of Dynavax to any Regulatory Authority for use or reference in connection with Customer or any of its affiliates, their Licensees or any Authorized Third Party, applying for, obtaining or maintaining Regulatory Approval for any Customer Product; or (c) is disclosed or provided by or on behalf of Dynavax to Customer or any of its affiliates for submission to any Regulatory Authority in connection with Customer or any of its affiliates, or their Licensees or any Authorized Third Party, applying for, obtaining or maintaining Regulatory Approval for any Customer Product.  Without limiting the generality of the foregoing, Dynavax Manufacturing Information includes the Specifications.  In addition, the identity and concentration tests for Dynavax Adjuvant to transferred to Customer pursuant to Section 3.8 shall constitute Dynavax Manufacturing Information.

“Dynavax Regulatory Filing” means any filing or submission by or on behalf of Dynavax or any of its affiliates with or to any Regulatory Authority regarding the Dynavax Adjuvant.

“Effective Date” means the effective date specified in the Supply Agreement Summary.

“Expiration Date” means the expiration date specified in the Supply Agreement Summary.

“Export Control Laws” shall mean: (a) all applicable U.S. laws and regulations relating to sanctions and embargoes imposed by U.S. Department of Treasury’s Office of Foreign Assets Control (or its successor office or other body having substantially the same function); (b) all applicable U.S. export control laws, including the Arms Export Controls Act (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury; and (c) all export controls imposed on any Dynavax Adjuvant by any country or organization or nation within the jurisdiction of which either Party operates or does business.

[***] has the meaning given in Section 4.9.

[***] has the meaning given in Section 3.8.

“First Offer Period” has the meaning given in Annex A of the Supply Agreement.

“Force Majeure Event” means any circumstance not within a Party’s reasonable control including, without limitation:

(e)	acts of God, flood, drought, earthquake or other natural disaster;
(f)	epidemic or pandemic;
(g)	terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;
(h)	nuclear, chemical or biological contamination or sonic boom;
(i)	any law or action taken by a government or public authority, including without limitation imposing an export or import restriction, quota or prohibition;
(j)	collapse of buildings, fire, explosion or accident; and
(k)	any labor or trade dispute, strikes, industrial action or lockouts (excluding any labor or trade dispute, strike, industrial action or lockout confined to Dynavax’s workforce).

“GAVI” means the GAVI Alliance (formerly the Global Alliance for Vaccines and Immunisation), which is a global health partnership of public and private sector organizations dedicated to “immunisation for all.”

“GAVI Customer Agreement” means any agreement entered into between GAVI and Customer for the purchase of Customer Product(s).

“HIC Price” has the meaning given in Annex A.

“HICs” has the meaning given in Annex A.

“Intellectual Property Rights” means patents, patent applications, rights to inventions, know-how, and other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Latent Defect” means a Defect in any Dynavax Adjuvant delivered hereunder that could not be discovered by (a) (i) the testing / certification procedures by Dynavax / Dynavax CMO prior to the issuance of the COA and COC, and (ii) testing by Customer pursuant to Section 3.7; and (b) a reasonable visual inspection (i) prior to delivery by Dynavax / Dynavax CMO, and (ii) following receipt by Customer within the timeframe specified under Section 4.6.

“Licensee” means any third party to which Customer or its affiliate has granted a license to develop, manufacture or commercialize Customer Product(s).

“LMIC Price” has the meaning given in Annex A.

“LMICs” has the meaning given in Annex A.

“NDA” means that certain Mutual Non-Disclosure Agreement between Dynavax and Customer dated May 26, 2020.

“Net Sales” means, in any accounting period, the gross amounts invoiced by Customer, its affiliates and their respective Licensees (each, a “Selling Party”) for sales of Customer Product(s)

to third parties (other than Selling Parties), but excluding sales of Customer Product(s) under any COVAX Supply Agreement or GAVI Customer Agreement, less the following, to the extent actually granted, allowed, incurred or paid by the Selling Party and specifically attributable to such sales of Customer Product(s):

(l)	normal and customary trade discounts, including trade, cash and quantity discounts or trade rebates, credits or refunds, or retroactive price reductions;
(m)

credits or allowances additionally granted upon returns, rejections or recalls, allowances for uncollectible amounts or bad debts on previously sold Customer Product(s), provided that Customer shall use commercially reasonable efforts to collect such uncollectible amounts and any such amounts shall be included in Net Sales if and at such time as subsequently received;

(n)

rebates, chargebacks, credits and discounts (or the equivalent thereof) accrued and actually paid, credited or granted to any third party including governmental agency (or agent or branch thereof) or to any third party payor, administrator or contractee, including managed healthcare organizations, pharmacy benefit managers (or equivalent thereof) or their agencies, purchasers, reimbursers, or trade customers;

(o)	charges for tertiary packaging, outbound freight, insurance, transportation, postage and handling; and
(p)

tariffs, taxes, excises, customs duties and other governmental charges (including any tax such as a value added or similar tax, GST or government charge, except to the extent reimbursed, but excluding income tax) levied on or measured by the production, sale, transportation, delivery or use of Customer Product(s) and actually paid, as adjusted for rebates and refunds.

All aforementioned deductions shall only be allowable to the extent they are (i) calculated in a manner consistent with the Selling Party’s customary practice for pharmaceutical products and, in any event, in accordance with U.S. Generally Accepted Accounting Principles or International Financial Reporting Standards, consistently applied by such Selling Party, and (ii) reasonably allocable to Customer Product, or apportioned on a good faith, fair and equitable basis to Customer Product.  No particular amount identified above shall be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

For clarification, sale of Customer Product by a Selling Party to another Selling Party for resale by such other Selling Party to a third party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale to such third party is included in the computation of Net Sales.  In the event of any sale of Customer Product for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms (including any sale of Customer Product by a Selling Party to another Selling Party for end use by such other Selling Party), then for purposes of calculating Net Sales under these Conditions, such Customer Product shall be deemed to have been sold exclusively for cash at the weighted (by sales volume) average sale price of such Customer Product in bona fide arm’s-length transactions (when sold alone, and not with other products) in the applicable country in which such sale occurred during the applicable accounting period.  Customer Product(s) provided to third parties without charge in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs shall be excluded from the computation of Net Sales.

“Net Sales Per Unit” means, in any accounting period, the amount determined by dividing (x) total Net Sales of Customer Product(s) in such period by (y) Units Sold in such period.

“Order” or “Order Form” has the meaning given in Section 2.2.

“Party” or “Parties” has the meaning set forth in the Supply Agreement Summary.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including a government or political subdivision, department, or agency of a government.

“Pharmacovigilance Agreement” means the agreement between Dynavax and Customer setting out the pharmacovigilance responsibilities of the Parties in relation to the Dynavax Adjuvant.

“Quality Agreement” means the quality agreement between Customer and Dynavax setting out the responsibilities of the Parties in relation to quality of the Dynavax Adjuvant supplied hereunder as required for compliance with cGMP of the applicable country or jurisdictions.

“Quarter” means a period of three calendar months starting on 1st January, 1st April, 1st July and 1st October respectively in each calendar year.  “Q1” shall refer to the first Quarter of the calendar year that it refers to, “Q2” shall refer to the second Quarter of the calendar year that it refers to, “Q3” shall refer to the third Quarter of the calendar year that it refers to, “Q4” shall refer to the fourth Quarter of the calendar year that it refers to.  By way of illustration, “Q4 2021” refers to the period starting 1st October 2021 and ending 31st December 2021.  “Quarterly” shall be construed accordingly.

“Regulatory Approval” means in relation to any country and any Customer Product, any approval (including emergency use approvals and conditional use approval) granted by the appropriate Regulatory Authority to research, develop, manufacture, use, offer for sale, import, export, distribute, promote, price, market or sell the Customer Product in that country, whether filed or held in the name of Customer, any affiliate of Customer, any Licensee or any Authorized Third Party.

“Regulatory Authority” means any competent government agency, regulatory authority or other administrative body, including WHO, responsible for regulating or otherwise exercising authority with respect to the research, development, manufacture, sale, import, export, distribution, promotion, regulatory approval (including regulatory or marketing approval), pricing or reimbursement of medicinal products.

“Remaining Stock” means any Dynavax Adjuvant supplied by Dynavax to Customer or any of its affiliates pursuant to the Supply Agreement that (a) remain in the possession or control of Customer or any of its affiliates or their Licensees (including any such Dynavax Adjuvant in the physical possession of a third party contractor that is being held on behalf of Customer, its affiliate or a Licensee) as of the expiry or termination of the Supply Agreement or (b) are delivered by Dynavax to Customer or any of its affiliates after the expiry or termination of this Agreement in accordance with Section 15.

“Selling Party” has the meaning provided in the definition of Net Sales.

“Specifications” means the specifications for the Dynavax Adjuvant as set forth in the Quality Agreement, as they may be amended from time to time in accordance with the Quality Agreement.  As of the Effective Date, the Specifications are the same as or tighter than those of the Product (as defined in the Clinical Collaboration Agreement) that was supplied under the Clinical Collaboration Agreement.

“Supply Agreement” has the meaning provided in the Supply Agreement Summary.

“Term” means the period beginning on the Effective Date and, subject to earlier termination of the Supply Agreement in accordance with Section 14 of these Conditions, expiring on the Expiration Date.

“UMIC Price” has the meaning given in Annex A.

“UMICs” has the meaning given in Annex A.

“Uncancellable” means with respect to orders for the manufacture of Dynavax Adjuvant placed with the Dynavax CMO in response to Orders from Customer, such orders that cannot be cancelled by Dynavax using commercially reasonable efforts, without Dynavax incurring any out-of-pocket cost as a result of such cancellation.

“Unit” of Customer Product means the amount of Customer Product required and sufficient for a single immunization of one (1) patient.

“Units Sold” means, for any accounting period, the number of Units of Customer Product sold by the Selling Parties in such accounting period that are included in the computation of Net Sales. For clarity, “Units Sold” in an accounting period exclude Customer Product(s) provided to third parties without charge in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs in such accounting period.

“Unit Threshold Price” means [***] per Unit of Customer Product.

1.2	In the Supply Agreement:
(a)	any headings in the Supply Agreement shall not affect the scope/interpretation of the Supply Agreement;
(b)	except where the Supply Agreement expressly specifies Business Days, all references to numbers of days in the Supply Agreement refer to calendar days;
(c)

unless the context otherwise requires reference to the singular includes the plural and vice versa, any reference to a person includes a body corporate and words importing one gender include both genders;

(d)

a reference to a statute or statutory provision is (unless otherwise stated) a reference to the applicable country’s or regulatory jurisdiction’s statute as it is then in effect, taking account of any amendment, extension, or re-enactment, and includes any subordinate legislation made under it that is then in effect;

(e)

where the words “include(s)” or “including” are used in the Supply Agreement, they are deemed to have the words “without limitation” following them, and are illustrative and shall not limit the sense of the words preceding them;

(f)	references to Annexes are references to Annexes of the Supply Agreement; and
(g)	references to Sections are references to Sections of these Conditions (including all subsections thereof, if any) unless otherwise specified.
1.3	In the event of any conflict/inconsistency between the terms of this Supply Agreement and:
(a)	the terms of the Quality Agreement, the Quality Agreement shall govern for all quality-related matters and the Supply Agreement shall govern for all other matters;

(b)	the terms of the Pharmacovigilance Agreement, the Pharmacovigilance Agreement shall govern for all pharmacovigilance-related matters and the Supply Agreement shall govern for all other matters;
2.	Orders
2.1

As of the Effective Date, Customer is deemed to have ordered, and has committed to purchase, and Dynavax is deemed to have accepted such orders and committed to supply, the quantities of Dynavax Adjuvant specified in rows 1 and 2 of the table contained in Annex A of the Supply Agreement.  On or within five (5) Business Days after the Effective Date, Customer shall submit Order Form(s) to Dynavax evidencing such commitment by Customer, which, upon submission, shall be binding on both Parties. In addition, if Customer submits to Dynavax an Order for any Additional Q1 2022 Dynavax Adjuvant offered by Dynavax as described in Annex A of the Supply Agreement prior to expiration of the First Offer Period, such Order, upon submission, will be binding on both Parties.

2.2

In addition to the Orders described in Section 2.1, Customer may issue to Dynavax from time to time during the Term one or more purchase orders (each an “Order” or “Order Form”) for additional Dynavax Adjuvant during the Term, subject to Annex A, provided that an Order Form for Dynavax Adjuvant shall be submitted to Dynavax in accordance with the timing given in Annex A, and, except to the extent set forth in Section 2.3 below, Dynavax may, [***].  If and to the extent Dynavax believes it will be able to supply the quantity set forth in any such Order Form, Dynavax shall provide written confirmation of acceptance of such Order Form, including the quantity (if less than the full quantity) of Dynavax Adjuvant believes it will be able to supply, within five (5) Business Days after its receipt thereof.  However, if Dynavax in good faith believes that it will not be able to supply the full quantity of Dynavax Adjuvant specified in an Order Form, then Dynavax shall so notify Customer within such five-Business Day period, indicating the quantity of such Dynavax Adjuvant, if any, that Dynavax in good faith believes it will be able to supply by the specified delivery date.

2.3	For clarity, [***]. However, in the event that [***], Dynavax [***], Dynavax shall [***].
2.4

Any Orders for Dynavax Adjuvant submitted by Customer shall reference the Supply Agreement and shall be governed exclusively by the terms contained herein.  Unless mutually agreed to by the Parties in writing, any term or condition in any Order Form, purchase order, confirmation, or other document furnished by Customer or Dynavax that is in any way inconsistent with, or in addition to, the terms and conditions set forth in the Supply Agreement is hereby expressly rejected.

3.	Supply of Dynavax Adjuvant
3.1

Pursuant to the terms and conditions of the Supply Agreement, during the Term (except as provided in Section 15.3), (a) Dynavax (either itself or through the Dynavax CMO) shall manufacture or have manufactured, and supply or have supplied to Customer, the Dynavax Adjuvant in (i) the quantities specified in rows 1 and 2 of the table contained in Annex A of the Supply Agreement, (ii) the quantity (if any) of Additional Q1 2022 Dynavax Adjuvant offered by Dynavax as described in Annex A of the Supply Agreement with respect to which Customer submits an Order prior to expiration of the First Offer Period, (iii) the quantities (if any) set forth in any written confirmation of Order delivered by Dynavax to Customer in response to an Order submitted by Customer pursuant to Section 2.2, and (iv) the quantities (if any) set forth in any Order submitted by Customer in accordance with Section 2.3 (clauses (i) through (iv), collectively, “Binding Quantities”), and (b) Customer shall purchase from Dynavax all of such quantities of Dynavax Adjuvant. Customer shall inform Dynavax in writing, the identity of the antigen contained in each Customer Vaccine that Customer uses in combination with Dynavax Adjuvant for the development, manufacturing or commercialization of any Customer Product.

3.2	Except to the extent otherwise expressly permitted by Section 4.9 in the event of [***], during the Term and subject to [***], Customer (a) [***], (b) [***], and (c) [***]. For clarity, [***].

3.3

In the event that, during or after the Term, Customer or any of its affiliates [***], including, but not limited to, [***], Dynavax shall have the right [***]: (a) [***]; (b) [***]; (c) [***]; (d) [***]; and (e) [***]; provided, however, that, notwithstanding any exercise by Dynavax of its rights set forth above in this Section 3.3, [***] subject to the terms and conditions of the Supply Agreement, and, [***], (i) [***], and (ii) [***].  For the avoidance of doubt, nothing in this Supply Agreement shall [***].

3.4

Dynavax and CEPI have entered into an agreement (the “CEPI Agreement”) whereby CEPI has advanced loans to Dynavax to cover the costs of at-risk manufacture of certain quantities of Dynavax Adjuvant in 2021 (“CEPI Reserved Material”), and Dynavax has agreed to reserve the CEPI Reserved Material for purchase by CEPI partners in such proportions as CEPI may direct.  By written notice to Dynavax, CEPI may direct that specified quantities of CEPI Reserved Material be sent to destinations of CEPI’s choice, and Customer hereby consents to Dynavax providing such to Customer such quantities of CEPI Reserved Material as CEPI may direct.  The quantities of CEPI Reserved Material supplied to Customer in response to any such direction by CEPI shall be considered as Dynavax Adjuvant supplied as part of an applicable Order placed by Customer.

3.5

Customer and Dynavax shall enter into a Quality Agreement and Pharmacovigilance Agreement, each in a form reasonable and typical for the industry, within thirty (30) days of the Effective Date.  The Quality Agreement shall include provisions covering inter alia recalls of Customer Product(s), and Dynavax Adjuvant and the respective responsibilities of the Parties.

3.6

Customer hereby covenants on behalf of itself and its affiliated entities not to, and not to permit or cause any of its affiliated entities, any of its permitted manufacturers or distributors, or any other third party to, directly or indirectly: (a) except as permitted by Section 3.7, modify or create derivatives from the Dynavax Adjuvant or attempt to reverse engineer, deconstruct or in any way determine the structure or composition of the Dynavax Adjuvant; (b) use the Dynavax Adjuvant for any product other than the Customer Product(s); (c) use the Dynavax Adjuvant to develop, use or seek regulatory approval for the Dynavax Adjuvant except for the Dynavax Adjuvant as incorporated in Customer Product(s); (d) sell, resell, transfer, convey, dispose of, or otherwise provide access to the Dynavax Adjuvant except (i) for transfer of the Dynavax Adjuvant to Licensees and Customer’s or its affiliate’s or their Licensees’ contract research organization / contract manufacturer of Customer Product(s) for the sole purpose of developing / manufacturing Customer Product(s) on behalf of Customer or any of its affiliates or their Licensees, or (ii) as incorporated in Customer Product(s); or (e) use the Dynavax Adjuvant for any purpose other than the research, development, manufacture, use, sale, offer for sale, importation, export or other commercialization of Customer Vaccine or Customer Product(s).

3.7

Customer, its affiliates or their Licensees, or third party contractors acting on behalf of any of them, may (i) perform identity test(s) and to test the concentration of Dynavax Adjuvant in the Dynavax Adjuvant supplied hereunder, and (ii) use Dynavax’s tests for identity and concentration for the purpose set out in (i) above, and Customer, its affiliates and their Licensees may develop/have developed, manufacture/have manufactured, sell, and have sold on their behalf, Customer Product(s) including Dynavax Adjuvant (whether formulated with the Customer Vaccine in the same vial or separately in an accompanying vial).

3.8

Dynavax shall [***] for Dynavax Adjuvant to Customer within ten (10) Business Days after the Effective Date. [***] constitutes Confidential Information of Dynavax.  Customer shall be solely responsible, [***] for (a) as applicable, (i) [***], or (ii) [***], and (b) [***].

3.9

Dynavax represents and warrants to Customer that all Dynavax Adjuvant delivered by Dynavax hereunder (whether directly or upon CEPI’s direction as set forth in Section 3.4) will, as of the date of delivery: (a) conform to the applicable Specifications then in effect and Applicable Laws; (b) have been manufactured, labelled, packaged, stored, handled and shipped in accordance with the Quality Agreement, cGMP and other Applicable Laws; (c) not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder (the “Act”); (d) not be articles that, under the provisions of the Act, may not be introduced into interstate commerce; and (e) be free and clear of any lien or encumbrance.
3.10

Dynavax shall ensure that at all relevant and required times it has and maintains (and Dynavax CMO has and maintains) all the licences, permissions, authorisations, consents and permits that it needs to carry out its obligations under the Supply Agreement in respect of the Dynavax Adjuvant.  Dynavax will provide (or have provided) to Customer, Dynavax Manufacturing Information and any other information relating to the Dynavax Adjuvant that Customer, any of its affiliates, their Licensees, third party contract manufacturers of Customer Product(s) acting on their behalf, or any Authorized Third Party may reasonably require for purposes of (i) applying for, obtaining and maintaining clinical trial authorisations and Regulatory Approvals for Customer Product(s), or (ii) exercising their rights under the Supply Agreement provided that any such information provided by Dynavax shall not be used by or on behalf of Customer, any of its affiliates or their Licensees or any Authorized Third Party for any purpose, other than as expressly permitted hereby or as otherwise required by Applicable Law, in each case, in relation to Customer Product(s).  However, for the avoidance of doubt, Customer, its affiliates or their Licensees or Authorized Third Parties, as applicable, shall own and be solely responsible for obtaining and maintaining all licenses, permissions, authorisations, consents, permits and Regulatory Approvals necessary for the research, development, manufacture (excluding manufacture of the Dynavax Adjuvant), use, marketing, promotion, distribution, handling, storage, sale, import, export or other disposition of Customer Vaccine and Customer Product(s), and for complying with all Applicable Laws in connection with carrying out the foregoing activities.

3.11

EXCEPT AS EXPRESSLY SET FORTH IN THE SUPPLY AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

3.12	Notwithstanding anything to the contrary in the Supply Agreement including this Section 3, Customer [***].
4.	Delivery of Dynavax Adjuvant
4.1	Dynavax shall ensure that:
(a)	the Dynavax Adjuvant is properly packed and secured in a manner reasonably determined by Dynavax to be appropriate for shipping;
(b)

each delivery of the Dynavax Adjuvant is accompanied by a COA, COC as well as a delivery note which shows the date of the Order, the Order number (if any), the type and quantity of the Dynavax Adjuvant (including the code number of the Dynavax Adjuvant (where applicable)), manufacturing date, special storage instructions (if any) and, if the Dynavax Adjuvant are being delivered by instalments, the outstanding balance of Dynavax Adjuvant remaining to be delivered; and

(c)

it states clearly on the delivery note any requirement for the Customer to return any packaging material for the Dynavax Adjuvant to Dynavax.  Any such packaging material shall only be returned to Dynavax at the cost of Dynavax.

4.2	Dynavax shall deliver the Dynavax Adjuvant within five (5) Business Days of the delivery date specified in the Order and to the location set out in the Order or as otherwise agreed by the Parties before delivery (“Delivery Location”). Dynavax shall not be responsible for any delay in delivery of Dynavax Adjuvant to the extent caused by a third party carrier.
4.3

Dynavax shall deliver all Dynavax Adjuvant [***], and title and risk of loss shall pass from Dynavax to Customer upon [***].  Customer shall be responsible for [***]. Dynavax shall be responsible for [***]. At Customer’s request, Dynavax shall [***].

4.4

Dynavax shall not deliver the Dynavax Adjuvant in instalments without the Customer’s prior written consent.  Where it is agreed that the Dynavax Adjuvant can be delivered in instalments, they may be invoiced and paid for separately.

4.5

Customer shall notify Dynavax in writing of any shortage in any shipment of Dynavax Adjuvant within thirty (30) days after receipt.  [***]. In the event of an undisputed shortage claim, Dynavax shall make up the shortage of Dynavax Adjuvant at no cost to Customer, and deliver the same within thirty (30) Business Days of receiving such written notification from Customer if replacement Dynavax Adjuvant stock is available, or if replacement stock is unavailable at such time, as soon as reasonably practicable after it becomes available [***].

4.6

Customer shall inspect all shipments of Dynavax Adjuvant promptly upon receipt, and shall notify Dynavax in writing in reasonable detail within thirty (30) days of receipt if Customer is rejecting any Dynavax Adjuvant for any Defect discovered in the course of such inspection. All Dynavax Adjuvant not rejected within such thirty (30)-day period will be deemed accepted. Customer acknowledges that [***] and hereby agrees that [***] Customer shall [***].  Dynavax shall [***]. [***].  Should Dynavax [***], Dynavax shall [***], the Parties shall [***], provided that [***].

4.7

If Customer notifies Dynavax of any Defect in any Dynavax Adjuvant in accordance with Section 4.6, Dynavax shall have the right to inspect the Dynavax Adjuvant in question and Customer shall cooperate with Dynavax’s inspection, including providing Dynavax with samples of the Dynavax Adjuvant in question for testing upon request.  If Dynavax agrees with such notice of Defect and agrees that such Defect was caused by occurrences prior to the delivery of the Dynavax Adjuvant to Customer in accordance with Section 4.3, Dynavax shall, at [***] option, either: (A) replace (at no additional expense to Customer) such Dynavax Adjuvant as soon as reasonably practicable and in any event within one hundred and eighty (180) days after receipt of notification of such Defect or (B) refund any portion of the applicable amount that has already been paid for such Dynavax Adjuvant.  If necessary to produce replacement Dynavax Adjuvant for Dynavax Adjuvant properly and timely rejected in accordance with Section 4.6, Dynavax shall start another manufacturing run within three (3) months of notice of the Defect and shall deliver the new Dynavax Adjuvant to Customer within six (6) months of the notice of the Defect at no additional cost to the Customer.

4.8

In the event that Dynavax disagrees with Customer that the relevant Dynavax Adjuvant have a Defect, or believes in good faith that the Defect was caused by occurrences after the delivery of the Dynavax Adjuvant to Customer, it may require a sample of the allegedly nonconforming Dynavax Adjuvant to be delivered to a mutually acceptable independent testing laboratory for testing or, in the case of a dispute concerning compliance with cGMP, an independent consultant for evaluation.  Except in the case of manifest error, the determination of the laboratory or consultant, as applicable, will be final and binding on the Parties.  The fees and expenses of such laboratory testing or consultant, as the case may be, shall be borne entirely by the Party against whom such laboratory’s or consultant’s determination is made.  If such determination is against Customer, then such Dynavax Adjuvant shall be deemed accepted by Customer.  If such determination is against Dynavax, then Dynavax shall, at [***] option, either: (A) replace (at no additional expense to Customer) such Dynavax Adjuvant as soon as reasonably practicable [***] or (B) refund any portion of the applicable amount that has already been paid for such Dynavax Adjuvant.  If necessary to produce replacement Dynavax Adjuvant, Dynavax shall start another manufacturing run within three (3) months of such determination and shall deliver the new Dynavax

Adjuvant to Customer within six (6) months of such determination at no additional cost to the Customer.
4.9

In the event that Dynavax has manufacturing and supply problems rendering it unable to supply during any Quarter the aggregate of the quantity of Dynavax Adjuvant ordered by Customer for delivery in such Quarter and the quantity of Dynavax Adjuvant ordered by Dynavax and third party purchasers for delivery in such Quarter, Dynavax shall promptly notify Customer in writing and allocate the available Dynavax Adjuvant among Customer, Dynavax and its affiliates, and third party purchasers pro rata on the basis of the volume of Dynavax Adjuvant ordered for delivery to Customer in that Quarter and the Dynavax Adjuvant volume requirements of Dynavax, its affiliates and third party purchasers for such Quarter.  The allocation rules set forth in this Section 4.9 shall restart for each Quarter, with no carryover from any prior Quarter.  In the event that Dynavax [***], then [***], in which event [***]. For clarity, [***].

In the event of [***]:

(a)	[***];
(b)	[***]; and
(c)	[***].
4.10

Notwithstanding anything to the contrary in the Supply Agreement, the remedies set forth in Sections 4.5, 4.6, 4.7, 4.8 and 4.9 will be Customer’s sole and exclusive remedy and recourse with respect to shortages of and defects in Dynavax Adjuvant delivered to Customer by Dynavax hereunder.  Sections 4.5, 4.6, 4.7, 4.8 and 4.9 shall apply to any replacement Dynavax Adjuvant supplied by Dynavax.

4.11

Customer shall bear the risk of damage to the Dynavax Adjuvant after delivery to Customer pursuant to Section 4.3.  If the Dynavax Adjuvant are damaged after delivery to Customer and Customer intends to order replacement Dynavax Adjuvant, Customer shall promptly notify Dynavax of the damage and any orders for replacement Dynavax Adjuvant, and Dynavax may, at its sole discretion but in good faith, accept or reject all or a portion of the order for the replacement Dynavax Adjuvant.

5.	Intellectual Property
5.1

Customer acknowledges that the Dynavax Adjuvant is proprietary to Dynavax, that Dynavax shall at all times remain the sole and exclusive owner of all Intellectual Property Rights in and to the Dynavax Adjuvant, and that Customer shall not obtain any right, ownership interest, or, except as expressly set forth in the Supply Agreement, license, in or to such Intellectual Property Rights in the Dynavax Adjuvant as a result of its purchase, receipt or use of the Dynavax Adjuvant.  Customer shall not file (or cause to be filed) any patent application claiming or disclosing any Dynavax Manufacturing Information disclosed or made available to Customer hereunder.

5.2

Subject to the terms and conditions of the Supply Agreement, Dynavax hereby grants to Customer during the Term, and, with respect to any Remaining Stock, for so long after expiry or termination of the Supply Agreement as such Remaining Stock remains in the possession or control of Customer or its affiliate or their Licensees (including any such Remaining Stock in the physical possession of a third party contractor that is being held on behalf of Customer, its affiliate or a Licensee), a limited non‑exclusive, non‑transferable (except as otherwise expressly set forth in the Supply Agreement), royalty-free (except to the extent expressly set forth in Section 6.4) license, which Customer, in its sole discretion, may extend to its affiliates, under Dynavax’s Intellectual Property Rights in and to the Dynavax Adjuvant, solely to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import, export or otherwise commercialize

Customer Product(s); provided, however, that the license to make and have made Customer Product(s) is limited to the right to make or have made Customer Product(s) using the Dynavax Adjuvant supplied by Dynavax pursuant to the Supply Agreement, and [***]. The license granted to Customer under this Section 5.2, including as extended by Customer to its affiliates, includes the right to sublicense solely to: (i) Customer’s or any of its affiliates’ Licensees provided that any such Licensee that will develop and/or make Customer Product(s) shall first have entered into a written sublicense agreement with Customer or its affiliate obligating such Licensee to be bound by all applicable provisions of this Agreement.  However, (a) Customer or its affiliate(s) or their Licensees may contract with third party contract manufacturers for the manufacture on behalf of Customer or its affiliate(s) or their Licensees, as applicable, of Customer Product(s) using the Dynavax Adjuvant supplied hereunder, (b) Customer or its affiliate(s) or their Licensees may contract with third party contract research organizations for the development on behalf of Customer or its affiliate(s) or their Licensees, as applicable, of Customer Product(s) using the Dynavax Adjuvant supplied hereunder, (c) Customer or its affiliate(s) or their Licensees may contract with third parties including distributors, wholesalers, retailers, GPOs, and purchasing organizations (such as COVAX, GAVI) for warehousing, distribution and/or sale whether independently or on behalf of Customer or its affiliate(s) or their Licensees, as applicable, of Customer Product(s), and (d) Customer or its affiliate(s) may contract with any third party for that third party to apply for, obtain, update and maintain Regulatory Approval(s) for the Customer Product(s) on behalf of Customer and/or its affiliate, or on such third party’s own behalf if it is also a Licensee, in each case, in accordance with Section 10.5, and such contracting in each case (clauses (a), (b), (c) and (d)) shall not be considered a sublicense.  The foregoing license shall not be construed to obligate Dynavax to disclose or transfer to Customer any such Intellectual Property Rights [***].  Customer shall be responsible and liable for the compliance of its affiliates, their Licensees, and third party contractors with the terms and conditions of this Agreement.

5.3

Dynavax acknowledges that (a) the Customer Vaccine and Customer Product(s) (excluding the Dynavax Adjuvant incorporated or included in or with Customer Product(s), which is proprietary to Dynavax) are proprietary to Customer, and that Customer shall at all times remain the sole and exclusive owner of all Intellectual Property Rights in and to the Customer Vaccine and Customer Product(s) (excluding the Dynavax Adjuvant incorporated or included in or with Customer Product(s), which is proprietary to Dynavax), and (b) any other rights including Intellectual Property Rights in and to the Customer Vaccine and Customer Product(s) (excluding the Dynavax Adjuvant incorporated or included in or with Customer Product(s), which is proprietary to Dynavax) (i) owned or controlled by Customer, its affiliates and their licensor(s) and Licensee(s) as of the Effective Date, or (ii) created, licensed or otherwise acquired independently of this Supply Agreement by Customer, its affiliates and their licensor(s) and Licensee(s) shall remain their respective, sole and absolute property, and that Dynavax shall not obtain any right or ownership interest thereto. For clarity, nothing in the Supply Agreement, including this Section 5.3 is intended to or will be construed to imply that Dynavax Adjuvant is proprietary to Customer.

5.4

The Parties hereby agree that all rights to any invention, whether or not patentable, that is generated by or on behalf of Customer in the course of using any of the Dynavax Adjuvant supplied hereunder or developing, using, manufacturing or having manufactured Customer Product(s), that, in each case, [***] shall be [***] and [***].

The Parties hereby agree that [***].  The Parties agree that [***].

5.5	Dynavax and Customer shall [***]. The Parties agree that [***]. Customer hereby grants Dynavax (a) [***], and (b) [***]. Dynavax hereby grants Customer (a) [***]; and (b) [***]. .
5.6	In the event a [***]Invention is created by a Party, such Party shall notify the other Party without delay including provision of details of such [***]Invention. [***].
5.7	In the event a Party becomes aware of any suspected infringement of [***] by a third party, it shall notify the other Party without delay. The Parties will discuss in good faith the best way forward.

5.8

No right or license under any Intellectual Property Rights of a Party is granted or shall be granted to the other Party by implication, estoppel or otherwise.   Any such rights or licenses are or shall be granted only as expressly provided in the Supply Agreement.

5.9

The Parties acknowledge and agree that the Supply Agreement is not a “joint research agreement” as defined in 35 U.S.C. § 100(h), and neither Party shall invoke the America Invents Act Joint Research Agreement exception codified at 35 U.S.C. § 102(c) (or any equivalent law outside the United States) in exercising any of its rights under the Supply Agreement without the prior written consent of the other Party.

5.10

This Section 5 supersedes the entirety of (i) Section 6 of the Clinical Collaboration Agreement, which shall be of no further force or effect, and (ii) the entirety of Section 3 and the last sentence of Section 5 of the Collaboration Agreement, which shall be of no further force or effect.

5.11	Notwithstanding anything to the contrary in the Supply Agreement including this Section 5, nothing in the Supply Agreement is intended to or shall be construed to [***].
6.	Prices, Royalties and Payments
6.1	Prices. The prices for the Dynavax Adjuvant shall be as set forth in Annex A, subject to Section 6.3.
6.2	Invoicing and Payment.
(a)

In respect of the Dynavax Adjuvant requested and supplied in the Order(s) for the [***] of the Dynavax Adjuvant referred to in row 1 of the table set forth in Annex A of the Supply Agreement as “CEPI allocation,” Dynavax shall invoice the Customer one hundred percent (100%) of the aggregate price of the Dynavax Adjuvant covered by such Order(s) upon delivery of the Dynavax Adjuvant to Customer. Customer shall pay the amounts in such invoice(s) to Dynavax within fifteen (15) days of receiving the corresponding invoice(s) from Dynavax.

(b)

In respect of the Dynavax Adjuvant requested in any Order(s) hereunder beyond the [***] of the Dynavax Adjuvant referred to in Section 6.2(a), Dynavax shall invoice the Customer [***] percent ([***]%) of the aggregate price of the Dynavax Adjuvant covered by an Order upon acceptance of such Order (which, except as otherwise provided in Annex A of the Supply Agreement or agreed to by the Parties in writing, shall be placed six (6) months in advance of delivery date in such Order) from Customer.  Customer shall pay the amounts in such invoice(s) to Dynavax within fifteen (15) days of receiving the corresponding invoice(s) from Dynavax.  For the avoidance of doubt, Dynavax will not be obligated to submit to the Dynavax CMO an order for Dynavax Adjuvant ordered by Customer for delivery in 2022 prior to Dynavax’s receipt from Customer of payment of the initial [***] percent ([***]%) of the aggregate price of such Dynavax Adjuvant invoiced under this Section 6.2(b).

(c)

In respect of the Dynavax Adjuvant requested in any Order(s) hereunder referred to in the preceding paragraph of this Section 6.2(b), upon Customer’s receipt of the Dynavax Adjuvant covered by an Order, Dynavax shall issue an invoice to Customer for the remaining [***] percent ([***]%) of the aggregate price of such Dynavax Adjuvant which shall be payable by Customer within fifteen (15) days of receipt of the invoice by Customer.

(d)

The price of the Dynavax Adjuvant in each invoice delivered under Section 6.2(a) or Section 6.2(b) shall be based on the LMIC Price only. Each invoice shall include such supporting information required by the Customer to verify the accuracy of the invoice, including but not limited to the relevant purchase order number.  The Customer shall pay the amounts invoiced under Sections 6.2(a) and 6.2(b) as soon as practicable after, and in any event within fifteen (15) days of, the date of receipt of the invoice to a bank account designated in writing by Dynavax.

6.3

Trueing up.  For purposes of this Section 6.3, a Unit of Customer Product will be deemed to have been “Disposed” of by or on behalf of Customer (including, for purposes of this Section 6.3, by Customer, Customer’s affiliates and their Licensees) in a particular country (i.e., an LMIC, UMIC or HIC, as applicable) if it is actually sold by or on behalf of Customer for delivery or distribution in such country; provided, however, that a Unit of Customer Product will be deemed to have been “Disposed” of by or on behalf of Customer (including, for purposes of this Section 6.3, by Customer, Customer’s affiliates and their Licensees) (i) at the [***] UMIC Price [***] if it is actually sold by or on behalf of Customer for a private market in an LMIC or (ii) at the [***] HIC Price [***] if it is actually sold by or on behalf of Customer for a private market in a UMIC.  Within twenty (20) Business Days of the end of each Quarter in which any Customer Product containing Dynavax Adjuvant supplied hereunder is Disposed of by or on behalf of Customer anywhere in the world, the Parties shall undertake a ‘trueing up’ exercise in order to establish whether the Customer has Disposed of any Doses for which Customer paid the [***]LMIC Price [***] at prices that are deemed to exceed the [***] LMIC Price [***]. For clarity, this Section 6.3 assumes that [***].  In the event that [***].

For purposes of performing such trueing up exercise, within ten (10) Business Days after the end of each Quarter, the Customer shall report to Dynavax: (i) the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product(s) Disposed of by or on behalf of Customer in LMICs (excluding private markets in LMICs) during such Quarter; (ii) the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product(s) Disposed of by or on behalf of Customer (a) in UMICs (excluding private markets in UMICs) and (b) for private markets in LMICs during such Quarter; and (iii) the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product(s) Disposed of by or on behalf of Customer (a) in HICs and (b) for private markets in UMICs, in each case, during such Quarter.

If the total number of Doses of Dynavax Adjuvant invoiced by Dynavax to Customer at the LMIC Price in such Quarter exceeds the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product(s) Disposed of by or on behalf of Customer in LMICs (excluding private markets in LMICs) during such Quarter, then Customer shall pay to Dynavax an additional amount (the “Additional Amount”) calculated in USD (United States dollars) according to the following formula: [(UMIC Price – LMIC Price) MULTIPLIED BY (W – X – Z))] PLUS [(HIC Price – LMIC Price) MULTIPLIED BY (W – X – Y)]; where:

“W” equals the total number of Doses of Dynavax Adjuvant invoiced by Dynavax to Customer at the LMIC Price in such Quarter;

“X” equals the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product(s) Disposed of by or on behalf of Customer in LMICs (excluding private markets in LMICs) in such Quarter;

“Y” equals the sum of (a) the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product(s) Disposed of by or on behalf of Customer in UMICs (excluding private markets in UMICs), and (b) the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product(s) Disposed of by or on behalf of Customer in private markets in LMICs; and

“Z” equals the sum of (a) the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product(s) Disposed of by or on behalf of Customer in HICs, and (b) the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product(s) Disposed of by or on behalf of Customer in private markets in UMICs.

The Customer shall provide to Dynavax promptly upon request all such additional information as Dynavax may reasonably request in order to determine the Additional Amount.  The Additional Amount shall be due and payable within thirty (30) days of the date of receipt by Customer of an invoice from Dynavax for the Additional Amount.

6.4

Royalties.  For any Quarter in which Net Sales Per Unit of Customer Product(s) (other than Customer Product(s) sold under any COVAX Supply Agreement or GAVI Customer Agreement) exceed the Unit Threshold Price, Customer shall pay to Dynavax a royalty equal to [***]% of the amount determined by multiplying (x) Adjusted Net Sales Per Unit in such Quarter, by (y) Units Sold in such Quarter.  For clarity, no royalties shall be payable under this Section 6.4 (a) for any portion of Net Sales Per Unit of Customer Product(s) that does not exceed the Unit Threshold Price, or (b) on any sales of Customer Product(s) under any COVAX Supply Agreement or GAVI Customer Agreement.

6.5

Royalty Payments and Reports.  Royalties under Section 6.4 shall be calculated and reported for each Quarter and shall be paid within forty-five (45) days of the end of the Quarter.  Within five (5) Business Days after the end of each Quarter, Customer shall deliver a written report to Dynavax with Customer’s preliminary good faith estimate of Net Sales, Units Sold, Net Sales Per Unit and royalties for such Quarter. In addition, within ten (10) Business Days after the end of each Quarter, Customer shall deliver to Dynavax a report of Net Sales, Units Sold, and Net Sales Per Unit in the applicable Quarter in sufficient detail to permit confirmation of the accuracy of the payment due or made, including, on a Customer Product-by-Customer Product and country-by-country basis (for sales of Customer Product(s) that are made to specific country(ies)), the number of each type of Customer Product(s) sold, gross sales, Net Sales and itemized deductions from gross sales (by major category as set forth in the definition of Net Sales), the royalties payable, and the exchange rates used.

6.6

Late Payment.  If any payment (other than any invoiced amount, or portion thereof, that is subject to good faith dispute) due under the Supply Agreement is not paid when due in accordance with the applicable provisions of these Conditions, such payment shall accrue interest at a rate per annum that is [***] basis points (i.e., [***] percentage points) above the then-current prime rate quoted by Citibank in New York City (or such other rate and source as the Parties mutually agree in writing) for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  If Customer in good faith disputes any invoiced amount or portion thereof, Customer shall timely pay the undisputed portion (if any) of such invoiced amount, and notify Dynavax in writing of the disputed amount and its basis for such dispute, in each case, no later than the due date for payment of such invoiced amount as set forth above in this Section 6.  Promptly following Customer’s delivery of any such notice of dispute, the Parties shall attempt in good faith to resolve such dispute.  The payment of such interest shall not limit Dynavax from exercising any other rights it may have as a consequence of the lateness of any payment.

6.7

VAT.  All amounts payable by the Customer under the Supply Agreement are exclusive of amounts in respect of valued added tax (or national equivalent) applicable to the Dynavax Adjuvant from time to time (“VAT”).  Where any taxable supply for VAT purposes is made under the Supply Agreement by Dynavax to the Customer, the Customer shall, on receipt of a valid VAT invoice from Dynavax, pay to Dynavax such additional amounts in respect of VAT as are chargeable on the supply of the Dynavax Adjuvant at the same time as payment is due for the supply of the Dynavax Adjuvant.

6.8

Other Taxes or Duties.  Notwithstanding the above, all amounts payable by the Customer under the Supply Agreement are exclusive of any applicable sales tax, or any other taxes (other than income taxes imposed on Dynavax).

6.9	Audits.
(a)

Customer shall keep, and shall cause its affiliates and Licensees to keep, complete and accurate records pertaining to the sale of Customer Product(s) in sufficient detail to permit Dynavax to confirm (i) the country in which each Unit of Customer Product(s) is Disposed of (if sales are made to a specific country); and (ii) the accuracy of all royalties paid hereunder; in each case, for at least three (3) full calendar years following the end of the calendar year to which they pertain.  Dynavax shall have the right, once annually, to cause an independent, certified public accountant of international standing and reasonably acceptable to Customer to audit such records to confirm Additional Amounts, Net Sales, Units Sold, Net Sales Per Unit, Adjusted Net Sales per Unit and royalties for a period covering not more than the preceding three (3) full calendar years.  No calendar year shall be subject to audit under this section more than once.  Such audits may be exercised during normal business hours upon ten (10) days prior written notice to Customer.  The auditor will execute a reasonable written confidentiality agreement with Customer and will disclose to Dynavax only such information as is reasonably necessary to provide Dynavax with information regarding any discrepancies between (i) amounts reported and actually paid, and (ii) amounts payable under the Supply Agreement.  The auditor will send a copy of the report to Customer at the same time it is sent to Dynavax.  The report sent to both Parties will include the methodology and calculations used to determine the results.  If such audit reveals that Customer has failed to accurately report information pursuant to Section 6.3 or Section 6.5 or to make any Additional Amount or royalty payment (or portion thereof) when due under the Supply Agreement, then Customer, within thirty (30) days after receipt of the final audit report, shall pay to Dynavax any underpaid amounts due under the Supply Agreement, together with interest on such underpaid or late amounts calculated in accordance with Section 6.6.  Dynavax shall bear the full cost of such audit unless such audit discloses an underpayment by Customer of more than 5% of the amount due for any calendar year under the Supply Agreement, in which case Customer shall bear the full cost of such audit.  If such audit discloses an overpayment by Customer, then Dynavax, within thirty (30) days after receipt of the final audit report, shall pay to Customer any overpaid amounts under the Supply Agreement.

(b)

Dynavax shall keep (or shall cause to be kept, as applicable) appropriate and complete records relating to the manufacture of the Dynavax Adjuvant supplied under the Supply Agreement as required for compliance with Applicable Laws.  Customer and/or its authorized representative, shall be entitled once a year, upon twenty (20) days’ notice to Dynavax, during normal business hours to audit the applicable documentation, to ensure compliance with Applicable Laws.  Dynavax shall provide all reasonable assistance to Customer and/or its authorized representative to have access to the applicable documentation.  In the event that Customer has reasonable cause to suspect a breach of the Supply Agreement by Dynavax, Customer shall only be required to give forty-eight (48) hours’ notice to conduct such an audit and such audit may be in addition to the once a year audit limitation mentioned above.

(c)

Dynavax shall, where permitted and as soon as reasonably practicable, notify the Customer if it (or the Dynavax CMO) receives notification from any Regulatory Authority or any other authority of an inspection which specifically relates to or impacts on the manufacturing or supply of the Dynavax Adjuvant under the Supply Agreement and will promptly provide to the Customer extracts or copies of all correspondence, reports, notices, findings and other material pertinent to such inspections received or produced by Dynavax, but only if such inspection relates to or impacts the manufacturing and/or supply of the Dynavax Adjuvant under the Supply Agreement (and the scope of such disclosure does not include the aforementioned information to the extent it specifically relates to services provided to other Dynavax clients). Furthermore, Dynavax shall keep Customer reasonably informed of any follow-on actions / remedial measures that may be required to be undertaken by Dynavax/Dynavax CMO to address any issues identified on account of the foregoing. Dynavax shall (and shall cause Dynavax CMO to) diligently attend to any such follow-on actions / remedial measures to ensure that the supply of the Dynavax Adjuvant under the Supply Agreement and the manufacturing and sale of the Customer Product(s) remain unaffected or minimally affected.

7.	Covenants and Warranties
7.1

In addition to any covenants made by it elsewhere in the Supply Agreement, each Party hereby covenants to the other Party that in connection with the exercise of such Party’s rights or performance of such Party’s obligations under the Supply Agreement:

(a)

neither such Party nor any of its affiliates will, directly or indirectly through affiliates or third parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its affiliates, nor will such Party or any of its affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person;

(b)

neither such Party nor any of its affiliates (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under the Supply Agreement, shall cause the other Party to be in violation of Anti-Corruption Laws or Export Control Laws;

(c)

such Party shall immediately notify the other Party if such Party has any information that there is or is likely to be a violation of Anti-Corruption Laws or Export Control Laws in connection with the exercise of such Party’s rights or performance of such Party’s obligations under the Supply Agreement; and

(d)

each Party shall undertake due diligence activities appropriate to its activities under the Supply Agreement in accordance with applicable Anti-Corruption Laws and related guidance, including guidance issued by the U.S. Department of Justice Criminal Division (entitled “Evaluation of Corporate Compliance Programs”) as amended from time to time, concerning the Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.), and issued by the U.K. Ministry of Justice concerning the UK Bribery Act 2010 as amended from time to time, such activities to include the conduct of appropriate due diligence in relation to third party contractors, and shall collaborate with the other Party to ensure such compliance.

Each Party has the right, upon reasonable notice and at its sole expense, to conduct, or have conducted by an independent third party reasonably acceptable to the other Party, no more than once every three years (except for cause), a reasonable and customary audit of the other Party for the purposes of monitoring compliance with this Section 7.1, and the other Party shall, subject to compliance with Applicable Laws, provide to such Party any relevant documents reasonably requested by such Party in relation thereto.  Save in respect of such an audit for cause, the auditing Party shall reimburse the audited Party for reasonable and documented out-of-pocket costs and expenses incurred by the audited Party in complying with the foregoing audit requirements.

7.2	Dynavax warrants and represents to Customer that:
(a)	it has the requisite power and authority to enter into the Supply Agreement and to perform its obligations hereunder;
(b)	as of the Effective Date neither Dynavax nor any of its officers or employees has been debarred under the U.S. Food, Drug and Cosmetic Act or any equivalent foreign law, and

Dynavax is not involved, nor to its knowledge are any of its officers or employees involved, in any such debarment proceeding.  Dynavax agrees that it will (i) not use, and (ii) require that any third-party from whom it obtains services in connection with this Supply Agreement not use, the services of any person debarred under the U.S. Food, Drug and Cosmetic Act or any equivalent foreign law;

(c)

as of the Effective Date, there (i) have not been any lawsuit(s) or dispute(s) and (ii) are no pending lawsuit(s) / dispute(s) (or any notice of any imminent lawsuit / dispute), in each case, against Dynavax or its affiliates, or, to Dynavax’s knowledge, Dynavax CMO, relating to the Dynavax Adjuvant;

(d)

to the best of Dynavax’s knowledge, the manufacturing, offering for sale, selling, exporting, importing and using of the Dynavax Adjuvant shall not infringe the intellectual property rights of any third party;

(e)	it and Dynavax CMO hold all authorizations, permits and licenses which are necessary to fulfil Dynavax’s obligations hereunder;
(f)	there are no agreements between Dynavax and any third party that conflict with the Supply Agreement.
7.3	Customer warrants and represents to Dynavax that:
(a)	it has the requisite power and authority to enter into the Supply Agreement and to perform its obligations hereunder; and
(b)	there are no agreements between Customer and any third party that conflict with the Supply Agreement.
8.	Indemnity, [***] and Insurance.
8.1	Indemnity.
(a)

Dynavax shall indemnify, defend and hold Customer, its affiliate(s), and their respective officers, directors, employees, and agents (each a “Customer Indemnitee”) harmless from all losses, liabilities, damages and expense (including reasonable attorneys’ fees and costs) incurred by a Customer Indemnitee that arise as a result of any claim, demand, action or other proceeding by a third party to the extent caused by (i) the negligence or wilful misconduct of any Dynavax Indemnitee (as defined below) and Dynavax CMO, (ii) any breach by Dynavax of its covenants, representations, warranties or other obligations hereunder, (iii) the manufacturing, storage and/or supply of the Dynavax Adjuvant by Dynavax, its affiliates or Dynavax CMO; and/or (iv) the infringement of the Intellectual Property Rights of a third party arising from: (1) Dynavax’s, its affiliate(s)’ or Dynavax CMO’s manufacture and supply of Dynavax Adjuvant hereunder; or (2) the use, sale, offer for sale, import or commercialization by or on behalf of Customer, its affiliates, or their Licensees of the Dynavax Adjuvant as a component of Customer Product(s) for the purposes set forth in the Supply Agreement; in each case (i), (ii), (iii) and (iv) above, other than to the extent caused by (A) the negligence or wilful misconduct of any Customer Indemnitee, (B) any breach by Customer of its covenants, representations, warranties or other obligations hereunder, (C) the infringement of third party Intellectual Property Rights arising out of the manufacture, use, sale, offer for sale or import of Customer Vaccine as a component of Customer Product(s), (D) the research, development, manufacture (excluding manufacture of the Dynavax Adjuvant), use, marketing, promotion, distribution, handling, storage, sale or other disposition by or on behalf of Customer, its affiliates, or their Licensees of Customer Vaccine as a component of the Customer Product; or (E) [***].

(b)

Customer shall indemnify, defend and hold Dynavax, its affiliates and their respective officers, directors, employees, and agents (each a “Dynavax Indemnitee”) harmless from all losses, liabilities, damages and expense (including reasonable attorneys’ fees and costs) incurred by a Dynavax Indemnitee that arise as a result of any claim, demand, action or other proceeding by a third party to the extent caused by (i) the negligence or wilful misconduct of any Customer Indemnitee, (ii) any breach by Customer of its covenants, representations, warranties or other obligations hereunder, (iii) the infringement of the Intellectual Property Rights of a third party arising out of the manufacture, use, sale, offer for sale or import by or on behalf of Customer, its affiliates, or their Licensees of Customer Vaccine as a component of Customer Product(s), (iv) the research, development, manufacture, use, marketing, promotion, distribution, handling, storage, or sale by or on behalf of Customer, its affiliates, or their Licensees of Customer Vaccine as a component of Customer Product(s); or (v) [***]; in each case (clauses (i) through (v) above), other than to the extent caused by (A) the negligence or wilful misconduct of any Dynavax Indemnitee, (B) any breach by Dynavax of its covenants, representations, warranties or other obligations hereunder, (C) the manufacturing, storage and/or supply of the Dynavax Adjuvant by Dynavax, its affiliates or Dynavax CMO; and/or (D) the infringement of the Intellectual Property Rights of a third party arising from: (1) Dynavax’s, its affiliate(s)’ or Dynavax CMO’s manufacture and supply of Dynavax Adjuvant hereunder; or (2) the use, sale, offer for sale, import or commercialization by or on behalf of Customer, its affiliates, or their Licensees of the Dynavax Adjuvant as a component of Customer Product(s).

(c)

In the event a Party (the “Indemnified Party”) seeks indemnification under Section 8.1(a) or Section 8.1(b), the Indemnified Party shall: (i) inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 8.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under the Supply Agreement except and only to the extent that such Indemnifying Party’s ability to defend against such claim is prejudiced as a result of such failure to give notice); (ii) permit the Indemnifying Party to assume direction and control of the defence of the claim (including the right to settle the claim solely for monetary consideration), using counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole cost and expense; and (iii) cooperate as reasonably requested (at the expense of the Indemnifying Party) in the defence of the claim.  If the Indemnifying Party does not assume control of such defence within thirty (30) days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defence but without limiting the Indemnifying Party’s indemnification obligations under this Section 8.  The Party not controlling the defence of any claim pursuant to this Section 8.1(c) may participate in the legal proceedings with a counsel of its choosing at its own expense.  The Party controlling the defence of any claim pursuant to this Section 8.1(c) shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defence thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that (i) does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, (ii) imposes any liability or obligation on the Indemnified Party, or (iii) acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

8.2	[***].
8.3	Exclusions. Neither Party shall be liable to the other Party for any loss of an indirect or consequential nature including any loss of turnover, profits, business or goodwill, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of any breach of or failure to perform any of the provisions of the Supply Agreement.
8.4	Exclusions [***]. Notwithstanding the foregoing, nothing in the Supply Agreement shall limit the liability of either Party in respect of:
(a)	personal injury or death arising out of that Party’s negligence or wilful misconduct; or
(b)	that Party’s fraud or fraudulent misrepresentation or wilful misconduct; or
(c)	any other liability of such Party which cannot be limited or excluded as a matter of law; or
(d)	any material breach by such Party of applicable Data Protection Legislation; or
(e)	any material breach by such Party of applicable Anti-corruption Laws;
(f)	any indemnities of such Party set out under Section 8.1; or
(g)	any breach by such Party of confidentiality obligations set out under Section 10.
8.5

Mitigating Steps.  Each Indemnified Party shall take reasonable steps to minimise and mitigate any loss or damage for which such Indemnified Party is entitled to seek indemnification from the Indemnifying Party pursuant to the indemnities set forth in Section 8.1.

8.6	This Section 8 shall survive termination or expiration of the Supply Agreement.
9.	Insurance

[***] will, at its own expense, obtain and maintain [***], (a) product liability and general liability insurance providing protection in the amount of [***] and (b) workers’ compensation insurance with not less than the minimum coverage limit as required by law.  Upon written request [***], [***] will furnish to [***], a copy of the certificate of insurance evidencing compliance with the provisions of this Section.  The existence of such coverage will in no way limit [***] liability or obligations expressly set forth in the Supply Agreement.

10.	Confidentiality
10.1

The Customer undertakes that it shall not at any time during the Term and for a period of seven (7) years after expiry or termination of the Supply Agreement, disclose to any person any Confidential Information (including for the avoidance of doubt any personal data) of Dynavax, except as permitted by Section 10.3 and 10.4; provided, however, that Customer’s obligations of non-disclosure under the Supply Agreement, including this Section 10, with respect to any Dynavax Manufacturing Information, and Customer’s obligations of non‑use under the Supply Agreement, including Section 3.3 and Section 3.10, with respect to any Dynavax Manufacturing Information, shall continue beyond such seven- (7) year period after expiry or termination of the Supply Agreement until such time as such Dynavax Manufacturing Information becomes publicly known through no fault or omission on the part of Customer or any of its affiliates or their Licensees.

10.2

Dynavax undertakes that it shall not at any time during the Term and for a period of seven (7) years after expiry or termination of the Supply Agreement, disclose to any person any Confidential Information (including for the avoidance of doubt any personal data) disclosed by or on behalf of the Customer and its affiliates (including any confidential information of their Licensees or any Authorized Third Party) except as permitted by Section 10.3 [***].

10.3	The Receiving Party may disclose Confidential Information of the Disclosing Party:

(a)

to the Receiving Party’s or its affiliates’ directors, employees, officers, representatives, professional advisers, or permitted subcontractors, and additionally in the case of Customer or its affiliates being the Receiving Party, Licensees and Authorized Third Parties; in each case, who need to know such information for the purposes of exercising the Receiving Party’s rights or carrying out its obligations under the Supply Agreement.  The Receiving Party shall ensure that its and its affiliates’ directors, employees, officers, representatives, professional advisers, and permitted subcontractors, and, in the case of Customer or its affiliates being the Receiving Party, Licensees and Authorized Third Parties, to whom it discloses the Disclosing Party’s Confidential Information comply with this Section 10, and the Receiving Party shall be responsible and liable for any non‑compliance by any of the foregoing with this Section 10; and

(b)

as may be required by Applicable Laws, a court of competent jurisdiction or any governmental authority or Regulatory Authority, or the rules of any securities exchange on which the Receiving Party’s or its affiliate’s, and additionally in the case of Customer or its affiliates being the Receiving Party, Licensees’ and Authorized Third Parties’; in each case, securities are listed; provided that the Receiving Party will, except where impermissible, give reasonable advance notice to the Disclosing Party of such required disclosure and comply with all reasonable requests of the Disclosing Party with respect to maintaining confidence of such Confidential Information and in any event shall use at least the same diligent efforts to secure confidential treatment of such Confidential Information as the Receiving Party would use to protect its own confidential information of a similar nature, but in no event less than reasonable efforts; and

(c)

to actual and bona fide potential investors, acquirors, and other financial partners of the Receiving Party or its affiliates, and additionally in the case of Customer or its affiliates being the Receiving Party, Licensees and Authorized Third Parties; in each case, for the purpose of evaluating or carrying out an actual or potential investment or acquisition, in each case under reasonable written obligations of confidentiality and non-use; provided that the Receiving Party or its affiliate limits such disclosure to the maximum extent possible and redacts the financial terms and other provisions of the Supply Agreement that are not reasonably required to be disclosed to existing or potential investors, acquirors and other financial partners in connection with such potential investment or acquisition.

10.4

Specifically and without limiting the foregoing, but subject to Sections 3.3 and 3.10, Dynavax hereby gives consent for Customer, its affiliates, their Licensees, and Authorized Third Party(ies), to disclose Dynavax Confidential Information to Regulatory Authorities solely to the extent necessary to apply for, obtain, update and maintain Regulatory Approval(s) for Customer Product(s).

10.5

It is understood that in the event that Customer does not have an affiliate in a particular country (or countries), Customer or its affiliate in another country may contract with a third party for that third party to apply for, obtain, update and maintain Regulatory Approval(s) for Customer Product(s) in that country (or countries) on behalf of Customer and/or its affiliate or on such third party’s own behalf if such third party is also a Licensee (any such third party, an “Authorized Third Party”).

10.6

Dynavax shall keep Customer informed of all matters relating to the manufacturing and supply of the Dynavax Adjuvant by or on behalf of Dynavax that would reasonably be expected to require an amendment to, or have an adverse impact, on the Regulatory Approval(s) / regulatory submissions for the Customer Product(s) [***].

11.	Publications and Announcements
11.1	Except as required by law, regulation, or any competent government authority or Regulatory Authority or in compliance with this Section 11, the Parties shall consult on and agree in writing upon the form of all press releases, publications, public announcements and public disclosures concerning the Supply Agreement or its subject matter (each a “Publication”).
11.2

Neither Party shall use the names, logos or trademarks of the other in any Publication, advertising, promotion, or commercially-related publicity without the named Party’s prior express written consent, except as expressly provided for in this Section 11.

11.3

Notwithstanding the foregoing, the Customer may issue a Publication regarding Customer Vaccine / Customer Product at any time provided that such Publication does not include any Confidential Information of Dynavax.

12.	Compliance with Applicable Laws
12.1

In performing its obligations under the Supply Agreement, Dynavax and Customer shall comply, and shall ensure that their respective affiliates comply, and Dynavax shall ensure that the Dynavax CMO complies, with all Applicable Laws.

12.2	Dynavax or Dynavax CMO, as applicable, shall manufacture, sample, test and store all Dynavax Adjuvant and provide a COA and COC in accordance with the Quality Agreement.
12.3

On reasonable prior notice, Dynavax shall provide all reasonable co-operation to any inspection by any Regulatory Authority, and shall permit such Regulatory Authority access to the Dynavax or Dynavax CMO manufacturing site, as applicable, and all relevant records necessary or reasonably desirable, in each case, in support of the use of the Dynavax Adjuvant as expressly permitted by the Supply Agreement and shall share the results of such inspection promptly with Customer, in writing.

12.4

If any Regulatory Authority notifies Dynavax CMO or Dynavax of a violation or deficiency in compliance which would impact the use of the Dynavax Adjuvant as expressly permitted by the Supply Agreement, Dynavax shall share such notification with Customer within three (3) days of receipt of the same. [***].

13.	Data Protection

Both Parties will comply with all applicable requirements of the Data Protection Legislation.  Except as specifically agreed otherwise in writing between the Parties, it is hereby acknowledged and agreed that (i) no personal data will be shared between the Parties under or in connection with the Supply Agreement; and (ii) if the sharing of personal data between the Parties is strictly needed in order to perform their obligations under the Supply Agreement, a specific additional written data sharing agreement (incorporating such terms as may be required by applicable Data Protection Legislation) shall be agreed and signed by the Parties before any such sharing of personal data.

14.	Extension of Expiration Date; Termination
14.1

The Parties may extend the Expiration Date of the Supply Agreement by mutual written agreement on commercially reasonable terms to be negotiated in good faith, such agreement not to be unreasonably delayed, withheld or conditioned by Dynavax.

14.2	Without affecting any other right or remedy available to it, either Party may terminate the Supply Agreement with immediate effect by giving written notice to the other Party if:
(a)

the other Party commits a material breach of any term of the Supply Agreement which breach is irremediable or if such breach is remediable fails to remedy that breach within a period of thirty (30) days after being notified to do so;

(b)

the other Party takes any step or action in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent restructuring), being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent restructuring), having a receiver appointed to any of its assets or ceasing to carry on business or, if the step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction;

(c)	the other Party suspends, or threatens to suspend, or ceases or threatens to cease to carry on all or a substantial part of its business;
(d)	the other Party or any of its directors, employees, or consultants have been found to have violated any applicable Anti-Corruption Laws.
14.3	Customer has the right to terminate the Supply Agreement upon thirty (30) days’ written notice to Dynavax in the event:
(a)

there is a significant efficacy or safety concern related to the Customer Product(s) or the Dynavax Adjuvant or the Customer Vaccine that cannot be resolved to a Regulatory Authority’s satisfaction; or

(b)	a Regulatory Authority directs that the Customer Product(s) / Customer Vaccine / Dynavax Adjuvant be recalled or removed from the market;
(c)	Customer Product(s) / Customer Vaccine do not receive the necessary Regulatory Approval(s) for the development, manufacturing or commercialization; or
(d)	for any other reason including for convenience;

in each case, subject to the provisions of Section 15.

15.	Consequences of Termination or Expiration
15.1

Neither expiration nor termination of the Supply Agreement shall relieve either Party of any obligation or liability accruing under the Supply Agreement prior to such expiration or termination, nor shall expiration or termination of the Supply Agreement preclude either Party from pursuing all rights and remedies it may have under the Supply Agreement, at law or in equity, with respect to any material breach of the Supply Agreement.

15.2

Upon the earlier of expiration or termination of the Supply Agreement for any reason, following a written request by the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party, or delete or destroy (in the Receiving Party’s discretion), all records and materials in the possession or control of (a) the Receiving Party and (b) (i) in the case of Dynavax or its affiliates as the Receiving Party, its and its affiliate’s sub-contractors and Dynavax CMO, or (ii) in the case of Customer or its affiliates as the Receiving Party, Licensees and Authorized Third Party(ies), that, in each case, (a) and (b) above contain Confidential Information of the Disclosing Party; provided that the Receiving Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing, or monitoring compliance with, any continuing obligations under the Supply Agreement, as required by Applicable Law, or for legal archival purposes, which copy shall remain subject to the non-use and non-disclosure provisions contained herein. Notwithstanding the foregoing, the Receiving Party shall not be required to return or destroy any electronic copy of files containing the Disclosing Party’s Confidential Information that are created automatically in the ordinary course of business pursuant to the Receiving Party’s electronic back-up procedures that apply to its own general electronic files (a) so long as such electronic copies of files are (i) maintained only on centralized storage servers (and not on personal computers or devices), and (ii) not readily accessible by the Receiving Party’s representatives (other than its information technology specialists), and (b) all of the Disclosing Party’s Confidential Information contained in such electronic copies of files shall remain subject to the non-use and non-disclosure provisions contained herein.

15.3

Upon expiration or termination of the Supply Agreement for any reason: Customer shall pay all outstanding invoices for: (a) Dynavax Adjuvant delivered by Dynavax; and (b) Orders for Binding Quantities not yet delivered that are Uncancellable [***].

Upon expiration or termination of the Supply Agreement for any reason: Dynavax shall, subject to prior payment by Customer of (i) all outstanding invoices for (A) Dynavax Adjuvant delivered by Dynavax; and (B) Orders for Binding Quantities not yet delivered that are Uncancellable; and (ii) in the case of Orders for Binding Quantities scheduled for delivery in 2021 and not yet delivered (and therefore not yet invoiced by Dynavax under Section 6.2(a)), an invoice issued by Dynavax for [***] percent ([***]%) of the LMIC Price of such Binding Quantities; manufacture/deliver Orders for Binding Quantities (or any portion thereof) not yet delivered.

15.4

Upon expiration or termination of the Supply Agreement for any reason, Customer and its affiliates and their Licensees shall be entitled to sell any existing Customer Product(s) in stock and also use any Remaining Stock to manufacture Customer Product(s) for sale, subject in each case to Customer’s payment and reporting obligations under Section 6 with respect to the sale of any such Customer Product(s).

15.5

The Parties’ rights and obligations under Annex A (with regard to pricing of Doses of Dynavax Adjuvant and royalties on applicable Net Sales) and under Sections 1, 3.3, 3.6 (only so long as the Remaining Stock is available with Customer, its affiliates, their Licensees or their respective sub-contractors), 3.7, 3.9, 3.10, 3.11, 3.12, 4.1-4.5 (solely with respect to deliveries of Dynavax Adjuvant made after expiration or termination of the Supply Agreement), 4.6, 4.7, 4.8, 4.9 (solely in the event of [***]), 4.10, 4.11, 5, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 7, 8, 9, 10, 11, 12.3, 12.4, 13, 15 and 17 of these Conditions shall survive expiration or termination of the Supply Agreement.

16.	Force Majeure
16.1

Provided it has complied with the remaining provisions of this Section 16, if a Party is prevented, hindered or delayed in or from performing any of its obligations under the Supply Agreement by a Force Majeure Event (“Affected Party”), the Affected Party shall not be in breach of the Supply Agreement or otherwise liable for any such failure or delay in the performance of such obligations.

16.2	The corresponding obligations of the other Party will be suspended to the same extent as those of the Affected Party.
16.3	The Affected Party shall:
(a)

as soon as reasonably practicable after the start of the Force Majeure Event but not later than three (3) Business Days from its start, notify the other Party in writing of the Force Majeure Event, the date on which it started, its likely potential duration, and the effect of the Force Majeure Event on its ability to perform any of its obligations under the Supply Agreement; and

(b)	use all reasonable endeavours to mitigate the effect of the Force Majeure Event.
16.4	An Affected Party cannot claim relief if the Force Majeure Event is attributable to the Affected Party’s wilful act or negligence.
16.5	The Affected Party shall notify the other Party in writing as soon as practicable after the Force Majeure Event ceases or no longer causes the Affected Party to be unable to comply with its obligations under the Supply Agreement.  Following such notification, the Supply Agreement shall continue to be performed on the terms existing immediately before the occurrence of the Force Majeure Event unless mutually agreed otherwise in writing by the Parties.

16.6

If the Force Majeure Event prevents, hinders or delays the Affected Party’s performance of its obligations for a continuous period of more than three (3) months, the Party not affected by the Force Majeure Event may terminate the Supply Agreement by giving four (4) weeks’ prior written notice to the Affected Party.

17.	General
17.1

Assignment.  Neither the Supply Agreement nor any rights or obligations hereunder may be assigned by a Party without the prior written consent of the other Party, except that a Party may, without the other Party’s consent, assign the Supply Agreement and all of its rights and obligations hereunder: (a) in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to the Supply Agreement to a third party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise; or (b) to an affiliate of such Party.

17.2

Subcontracting. The Parties agree that Dynavax may subcontract the manufacture of Dynavax Adjuvant to be supplied under the Supply Agreement to the Dynavax CMO.  If Dynavax changes the approved Dynavax CMO that necessitates the vendor / product qualification for the use of Dynavax Adjuvant hereunder, Dynavax shall provide samples of Dynavax Adjuvant in quantities reasonably required for such purpose to Customer at no additional cost to Customer.  If Dynavax proposes to subcontract any of its material obligations under the Supply Agreement, other than subcontracting of the manufacture of Dynavax Adjuvant to be supplied under the Supply Agreement to the Dynavax CMO, Dynavax shall (i) provide prior written notice to Customer of such subcontracting and identity of the subcontractor; and (ii) ensure that any such subcontract is consistent with the terms and conditions of the Supply Agreement.  Dynavax shall remain responsible for all the acts and omissions of the Dynavax CMO and any of its other subcontractors as if they were its own.

17.3	Notices.
(a)

Any notice to be given pursuant to the Supply Agreement (other than routine communications incident to the performance or administration of this Agreement) shall be in writing in the English language to the address of the recipient Party set out in this Section or as a Party may otherwise from time to time designate by written notice to the other Party and shall be delivered:

(i)	personally, in which case the notice will be deemed to have been received at the time of delivery;
(ii)

by pre-paid, first-class post if the notice is being sent to an address within the country of posting, in which case the notice will be deemed to have been received at 09:00 in the country of receipt on the fifth (5th) Business Day in the country specified in the receiving Party’s address for notices after the date of posting; or

(iii)

by international courier service if being sent to an address outside the country of posting, in which case the notice will be deemed to have been received upon receipt by the receiving Party as documented by such international courier service.

(b)	A notice given under the Supply Agreement is valid if sent electronically or by fax if the paper version of notice is promptly dispatched to the receiving Party in any of the foregoing manners.

Customer address for notice:

Biological E. Limited

Plot No 623-H, Road No 35

Jubilee Hills, Hyderabad 500 033

Telangana State, India

Attn: N. Eswara Reddy

Sr. Vice President - Legal

Fax: +91- 040 -7121 6332

Tel: +91 7121 6000

With a copy to Mahima Datla at the address above.

Dynavax address for notice:

Dynavax Technologies Corporation

2100 Powell Street, Suite 900

Emeryville, CA  94608

USA

Attn: President and Chief Operating Officer

Email: dnovack@dynavax.com

With a copy to:

Dynavax Technologies Corporation

2100 Powell Street, Suite 900

Emeryville, CA  94608

USA

Attn: General Counsel

Email: legal@dynavax.com

17.4

Severability.  If any provision or part-provision of the Supply Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of the Supply Agreement.  If any provision of the Supply Agreement is deemed deleted under this Section 17.4 the Parties shall negotiate in good faith to agree to a legally valid replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision.

17.5

Waiver.  A waiver of any right or remedy under the Supply Agreement is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.  A failure or delay by a Party to exercise any right or remedy provided under the Supply Agreement or under applicable law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.  No single or partial exercise of any right or remedy provided under the Supply Agreement or under applicable law shall prevent or restrict the further exercise of that or any other right or remedy.

17.6

No Partnership or Agency.  Nothing in the Supply Agreement is intended to, or shall be deemed to, establish any employee/employer relationship, partnership or joint venture between the Parties, or constitute either Party the agent of the other, or authorise either Party to make or enter into any commitments for or on behalf of the other Party.  Each Party confirms it is acting on its own behalf as an independent contractor and not on behalf of any third party.

17.7

Entire Agreement.  The Supply Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to such subject matter, including the NDA, it being understood that information disclosed by a Party to the other Party pursuant to the NDA shall be subject to the non‑disclosure and non‑use obligations of the Parties under the Supply Agreement; provided that, except as set forth in Section 5.10 of the Supply Agreement, the Collaboration Agreements shall continue in full force and effect in accordance with their respective terms.

17.8	Rights of Third Parties. This Supply Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.
17.9

Variation.  No variation, amendment, modification or supplement to the Supply Agreement shall be valid unless and until it is made in writing and signed by a duly authorised representative of each Party.

17.10

Further Assurances.  Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of the Supply Agreement.

17.11	Successors. This Supply Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
17.12

Governing Law.  The Supply Agreement, and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of England and Wales without giving effect to any choice of law or conflict of law provisions or rules that would cause the application of the laws of any other jurisdiction.  The U.N. Convention on Contracts for the International Sale of Goods (1980) is excluded and will not apply to the Supply Agreement.  Nothing in the Supply Agreement shall prevent either Party from applying to a court of law for injunctive relief.

17.13	Dispute Resolution Procedure.
(a)

Escalation Process.  In the event of any disputes, controversies or differences between the Parties, arising out of, in relation to, or in connection with the Supply Agreement, including any alleged failure to perform, or breach, of the Supply Agreement, or any issue relating to the validity, construction, interpretation, enforceability, breach, performance, application, or termination of the Supply Agreement (each a "Dispute"), then upon the written request of either Party, the Parties agree to meet and discuss in good faith an amicable resolution thereof, which good faith efforts include at least one in-person or videoconference meeting between the Executive Officers of each Party.

(b)

Arbitration.  All Disputes not resolved within thirty (30) days following the written request for amicable resolution shall be submitted to the International Court of Arbitration of the International Chamber of Commerce (“ICC”) and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) (which Rules are deemed to be incorporated by reference into the Supply Agreement).  The following provisions shall apply, unless the Parties agree otherwise:

(i)	The arbitral tribunal shall be composed of one or more arbitrators appointed in accordance with the Rules;
(ii)	The seat, or legal place, of arbitration shall be London, England;
(iii)	The language of the arbitration shall be English;
(iv)	The tribunal shall draw up and submit to the Parties for signature the Terms of Reference within sixty (60) days of receiving the file;

(v)	The arbitration award shall be final and binding on the Parties, and judgment upon the award may be entered by any court having jurisdiction thereof; and
(vi)

Except as may be required by Applicable Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.  For clarity, no award or procedural order made in the arbitration shall be published, except as may be required by Applicable Laws.

17.14	Counterparts

The Supply Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.